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Exhibit (c)(2)

APRIL 2005
 Confidential

Worldwide Restaurant Concepts

Presentation to the Special Committee and the Board of Directors

Table of Contents

Tab
Executive Summary	1

Executive Summary

OVERVIEW

  •
  Houlihan Lokey Financial Advisors, Inc. ("Houlihan Lokey") understand that Worldwide Restaurant Concepts, Inc. ("WRC" or the "Company") is planning to enter into an agreement to merge (the "Merger") with US Mergeco, Inc., a wholly-owned subsidiary of Aus Bidco Pty Limited. As part of the Merger, each share of the Company's outstanding common stock held by the Company's common stockholders (the "Stockholders") shall be converted into and shall become the right to receive $7.00 in cash, subject to adjustment between $6.65 and $7.25 per share as provided in the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 28, 2005 (to be entered into) among the Company, AUS Bidco Pty Limited and US Mergeco, Inc. (the "Per Share Merger Consideration").

  •
  Such transaction and all related transactions are referred to collectively herein as the "Transaction."

  •
  Houlihan Lokey was retained by the special committee of the Board of Directors of Worldwide Restaurant Concepts (the "Committee") on behalf of the Company to provide an opinion (the "Opinion") regarding the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the Stockholders of the Company in connection with the Transaction.

Due Diligence

        In connection with this analysis, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  •
  reviewed the Company's annual reports to shareholders and Form 10-Ks for the fiscal years ended April 30, 2002 through 2004, quarterly reports on Form 10-Q for the quarters ended July 25, 2004 and October 17, 2004, and Company-prepared interim financial statements for the period ending March 31, 2005, which the Company's management has identified as being the most current financial statements available;

  •
  reviewed copies of the following documents:

  •
  Draft Merger Agreement received on April 28, 2005;

  •
  Worldwide Restaurant Concepts, Inc Confidential Information Memorandum dated December 2004;

  •
  Project Frankfort Debt Senior Facilities and Subordinated Note Facility Commitment Letter between Pacific Equity Partners Pty Limited, National Australia Bank Limited, AMP capital Investors and UBS AG dated April 18, 2005, as supplemented on April 28, 2005;

  •
  Equity Commitment Letters between affiliates of Pacific Equity Partners Pty Limited and AusHoldco Pty Limited dated April 18, 2005;

  •
  spoken with certain members of the senior management of the Company and the Committee to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and spoken with representatives of the Company's investment bankers to discuss certain matters;

  •
  reviewed pro forma fiscal year end 2005 forecasts for WRC and its business units Collins Foods Group Pty. Ltd. ("CFG"), Sizzler® USA, Inc., and its sister company Sizzler® International Marks, Inc. (collectively "Sizzler") and Pat & Oscar's® Restaurants ("Pat & Oscars");

  •
  reviewed forecasts and projections prepared by the Company's management with respect to the Company for the three years ending April 30, 2008;

  •
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  •
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

  •
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

Offer Premium to Market

	Spot	20-Day Average	30-Day Average
Offer Price	$7.00	$7.00	$7.00
Pre-Announcement of Hiring HLHZ (12/7/04)(1)	$3.52	$3.26	$3.22
Implied Premium	98.9%	114.7%	117.4%
Current Trading Price (4/28/05)(1)	$4.92	$4.94	$4.94
Implied Premium	42.3%	41.7%	41.7%

Median and Mean Market Premiums

    All Transactions: 25.8% to 36.1%

    Restaurant Industry Transactions: 36.0% to 37.2%

(1)
Source: Bloomberg

Marketing Process Summary

  •
  The following is a summary of the marketing process for the Company:

  •
  269 strategic and financial buyers were contacted

  •
  There were three rounds of bidding

  •
  The Company received approximately 25 first round bids for the separate divisions of WRC and the Company as a whole

  •
  The implied price per share from a "sum-of-the-parts" ranged between $6.04 and 6.07 per share

  •
  The range of offers for the Company ranged between $4.86 and $5.86 per share

  •
  Seven parties were invited to management presentations, six of the parties submitted second round bids

  •
  Second round bids, which do not reflect potential closing adjustments, ranged from $4.95 per share to $7.69 per share

  •
  Two parties were selected to proceed to the third round in a parallel process, with bids of approximately $6.81 and $6.36 per share, giving consideration to proposed closing adjustments (e.g., working capital adjustments)

  •
  After a series of negotiations, Pacific Equity Partners was selected as the buyer with a final purchase price of $7.00 per share

  •
  Given that the $7.00 purchase price is subject to foreign currency risk, the U.S. dollar exposure has been hedged resulting in a collar ranging from $6.65 to $7.25 per share, as described in the Merger Agreement

Fairness Summary

  •
  Based on our analysis, it is our opinion that the Per Share Merger Consideration to be received by the Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

Fairness Summary

Per Share Value	Low		High	Offer Price(2)
Market Multiple Approach(1)	$5.27	-	$6.14	$7.00
Comparable Transaction Approach	$5.15	-	$5.97	$7.00
Discounted Cash Flow Approach	$5.19	-	$6.88	$7.00

Footnotes:

(1)
Minority value conclusion

(2)
Subject to a collar of $6.65 to $7.25 per share.

2005 Representative Levels

	Fiscal Year Ending April 30, 2005
	CFG(1)	Sizzler	P&O	Corporate	Eliminations	Consolidated
Reported Revenue	$169.722	$77.218	$49.440		$(1.290)	$295.090
Revenue Growth %
Less: Cost of Goods Sold	61.399	21.333	14.390			$97.122
Total Operating Expenses	86.863	40.981	33.559	12.032	(1.290)	172.145
Add: Adjustments(2)	—	—	—	—	—	(0.584)

Adjusted EBITDA	$21.460	$14.904	$1.491	$(12.032)	$0.000	$25.240
EBITDA Margin						8.6%
Less: Depreciation and Amortization	4.694	2.700	2.437	0.704	—	10.535

Adjusted EBIT	$16.766	$12.204	$(0.946)	$(12.736)	$0.000	$14.704

EBIT Margin						5.0%

Footnotes:

(1)
Adjusted for minority interest.

(2)
Includes non-recurring items and other adjustments.

Market Multiple Approach

FY2005	Representative Level	Selected Multiple Range	Indicated Enterprise Value Range
	(figures in millions)
Revenues	$295.090	0.50 x - 0.55 x	$147.540	-	$162.300
EBITDA	$25.240	5.5 x - 6.5 x	$138.820	-	$164.060
EBIT	$14.704	9.5 x - 10.5 x	$139.690	-	$154.390
Median			$139.690	-	$162.300
Mean			$142.017	-	$160.250
Selected Enterprise Value Range			$140.000	-	$162.000
Add: Cash and Cash Equivalents(1)			$33.649	-	$33.649
Add: NOLs			15.000	-	20.000
Add: Cash Surrender Value of COLI plans (per mangement)			0.066	-	0.066
Less: SERP/Pension Liability			(13.751)	-	(13.751)
Less: Total Debt			$(11.098)	-	$(11.098)

Equity Value of Minority Interests, as if Marketable			$163.866	-	$190.866
Per Share Value Range(2)			$5.27	-	$6.14

Footnotes:

(1)
Include estimated cash to be received in exercise of options.

(2)
Number of Shares Outstanding (in millions):    31.100

Comparable Company Multiples

  •
  We reviewed at a total of 22 comparable public companies. In addition, we segmented the comparable companies by size and type of business as shown below. The following table provides a summary of the comparable company multiples:

	Revenue			EBITDA			EBIT
	2005E	NFY	NFY+1	2005E	NFY	NFY+1	2005E	NFY	NFY+1
Combined
Low	0.48x	0.64x	0.59x	6.3x	6.5x	5.9x	9.5x	5.3x	8.8x
High	5.17x	5.93x	5.64x	13.2x	16.1x	12.3x	34.2x	18.3x	16.2x
Median	1.08x	1.55x	1.33x	8.11x	8.57x	7.86x	13.35x	12.91x	11.67x
Mean	1.48x	1.78x	1.64x	8.79x	9.18x	8.05x	14.04x	12.66x	11.47x
Tier One—Quick Serve Restaurants
Low	0.67x	0.64x	0.59x	6.8x	6.5x	5.9x	10.6x	11.1x	10.3x
High	5.17x	5.93x	5.64x	13.2x	16.1x	12.3x	34.2x	18.3x	16.2x
Median	2.28x	2.15x	1.75x	10.7x	9.8x	9.3x	14.6x	14.1x	13.2x
Mean	2.45x	2.42x	2.25x	10.5x	10.6x	9.3x	17.1x	14.7x	12.9x
Tier Two—Mid Cap Casual Dining Restaurants
Low	0.76x	0.68x	0.60x	6.8x	6.7x	6.0x	9.8x	5.3x	8.8x
High	2.17x	1.93x	1.71x	11.2x	9.9x	8.8x	14.4x	12.8x	11.2x
Median	1.08x	0.94x	0.91x	8.1x	7.3x	6.4x	13.4x	11.7x	10.2x
Mean	1.28x	1.14x	1.03x	8.5x	7.8x	6.8x	12.5x	10.6x	10.0x
Tier Three—Small Cap Casual Dining Restaurants
Low	0.48x	NA	NA	6.3x	NA	NA	9.5x	NA	NA
High	1.09x	NA	NA	9.1x	NA	NA	16.2x	NA	NA
Median	0.59x	NA	NA	7.4x	NA	NA	12.9x	NA	NA
Mean	0.71x	NA	NA	7.4x	NA	NA	12.5x	NA	NA

Comparable Transaction Approach

LTM	Representative Level	Selected Multiple Range	Indicated Enterprise Value Range
	(figures in millions)
Revenues	$295.090	0.55 x - 0.60 x	$162.300	-	$177.050
EBITDA	$25.240	6.0 x - 7.0 x	$151.440	-	$176.680
EBIT	$14.704	10.0 x - 11.0 x	$147.040	-	$161.750
Median			$151.440	-	$176.680
Mean			$153.593	-	$171.827
Selected Enterprise Value Range			$151.400	-	$176.700
Add: Cash and Cash Equivalents(1)			$33.649	-	$33.649
Add: Cash Surrender Value of COLI plans (per mangement)			0.066	-	0.066
Less: SERP/Pension Liability			(13.751	)-	(13.751)
Less: Total Debt			$(11.098	)-	$(11.098)

Equity Value of Control Interests			$160.266	-	$185.566
Per Share Value Range(2)			$5.15	-	$5.97

Footnotes:

(1)
Include estimated cash to be received in exercise of options.

(2)
Number of Shares Outstanding (in millions):    31.100

Comparable Transactions

  •
  We reviewed over 35 transactions for restaurant companies from 2002 through April 22, 2005.

  •
  The following table provides a summary of the comparable transaction multiples and premiums:

		LTM EV Multiples			Premiums
	Enterprise Value ("EV")
		Revenue	EBITDA	EBIT	1-day	5-day	30-day
Low	$11.0	0.20x	0.3x	0.3x	4.3%	16.1%	33.3%
High	$1,500.0	3.80x	27.4x	41.7x	48.9%	60.4%	130.4%
Mean	$160.2	0.89x	7.1x	13.1x	34.9%	42.8%	67.2%
Median	$83.0	0.69x	6.3x	9.7x	43.2%	47.3%	52.5%

Discounted Cash Flow Approach

	Projected Fiscal Year Ending April 30,
	2006	2007	2008
	(figures in millions)
EBIT	$20.541	$27.355	$38.505
Less: Taxes	8.217	10.942	15.402

Debt-Free Earnings	$12.325	$16.413	$23.103
Less: Capital Expenditures	(17.454)	(24.016)	(31.165)
Less: Working Capital Requirements	(4.429)	(1.310)	(1.976)
Add: Depreciation and Amortization	10.684	11.938	13.682

Total Net Investment	$(11.199)	$(13.387)	$(19.458)

Net Debt-Free Cash Flows:	$1.126	$3.026	$3.645
Discount Period	0.50	1.50	2.50
Discount Factor @ 15.0%	0.93	0.81	0.71

Present Value of Net Debt-Free Cash Flows:	$1.050	$2.454	$2.570

Sensitivity Analysis: Enterprise Value

	Terminal Multiple
	4.0 x	4.5 x	5.0 x	5.5 x	6.0 x
Discount Rate
11.0%	$159.101	$178.181	$197.260	$216.340	$235.420
13.0%	$150.939	$169.023	$187.107	$205.192	$223.276
15.0%	$143.331	$160.488	$177.645	$194.802	$211.960
17.0%	$136.232	$152.524	$168.816	$185.108	$201.401
19.0%	$129.599	$145.083	$160.568	$176.052	$191.537
Range of Selected Enterprise Values	$152.524	-	$205.192
Add: Cash and Cash Equivalents(1)	$33.649	-	$33.649
Add: Cash Surrender Value of COLI plans (per mangement)	0.066	-	0.066
Less: SERP/Pension Liability	(13.751	) -	(13.751)
Less: Total Debt	$(11.098	) -	$(11.098)

Equity Value of Control Interests	$161.390	-	$214.058
Per Share Value Range(2)	$5.19	-	$6.88

Footnotes:

(1)
Include estimated cash to be received in exercise of options.

(2)
Number of Shares Outstanding (in millions): 31.100

DCF Assumptions
Discount Rate	15.0%
Tax Rate	40.0%
Terminal Value Assumptions
Terminal EBITDA (2008)	$52.188
Terminal Multiple	5.0 x

Terminal Value	$260.939
Discount Period	3.00
Discount Factor @ 15.0%	0.66
PV of Terminal Value	$171.572
Distribution of Value
Period Cash Flow	3.4%
Terminal Cash Flow	96.6%
Total	100.0%

QuickLinks

Worldwide Restaurant Concepts Presentation to the Special Committee and the Board of Directors
Table of Contents
Executive Summary
Median and Mean Market Premiums
Fairness Summary
Sensitivity Analysis: Enterprise Value